Exhibit 99.1

CONTACT
Mark Carter, Vice President and IRO - (704) 557-8386

IMMEDIATE RELEASE

October 11, 2012

Snyder’s-Lance, Inc. Completes Acquisition of Snack Factory, LLC.

Charlotte, NC., October 11, 2012 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE), announced today the completion of its acquisition of Snack Factory, LLC from VMG Partners, first announced on September 5, 2012. The transaction, which includes the fast growing Pretzel Crisps® brand, provides entry into the deli-bakery section of grocery stores, an attractive and growing retail area for snacks.

As the world’s first pretzel-shaped cracker, Snack Factory’s market-leading Pretzel Crisps® branded products are exceptionally thin, flat crackers that are all natural and have multiple uses in snacking. The Pretzel Crisps® brand is known for its portfolio of innovative flavor profiles, its commitment to providing the highest-quality, natural ingredients and its broadening base of passionate, influential consumers. At only 110 calories per serving, the line features flavors such as Original, Garlic and Parmesan, Everything and Sesame among other consumer favorites. Pretzel Crisps® products are sold nationally in leading retailers.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Pretzel Crisps®, Krunchers! ®, Tom’s®, Archway®, Jays®, Stella D’oro®, O-Ke-Doke® and Grande® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-G

About VMG Partners

VMG Partners is an investor in branded consumer products companies in the lower middle market. Since its inception in 2005, VMG has participated meaningfully in the better-for-you food and beverage sector with investments in Snack Factory Pretzel Crisps®, KIND Healthy Snacks, Pirate Brands Pirate’s Booty, Mighty Leaf Tea, Sequel Naturals Vega® and Kernel Season’s. Other investments within VMG’s portfolio include Waggin’ Train Pet Treats, sold to Nestle Purina PetCare Company in 2010, Natural Balance Pet Food, Speck Products, Timbuk2, Colorescience and PLV Studio. VMG’s defined set of target industries includes food, beverage, wellness, pet and household products, personal care and lifestyle brands. VMG Partners is headquartered in San Francisco and in Los Angeles. For more information about the fund please visit www.vmgpartners.com.